SUB-ITEM 77E
LEGAL PROCEEDINGS
Since February 2004,
Federated and related
entities (collectively,
"Federated") have been
named as
defendants in several
lawsuits that are now
pending in the United
States District Court
for the Western
District of Pennsylvania.
These lawsuits have been
consolidated into a single
action alleging excessive
advisory fees involving
one of the Federated-sponsored
mutual funds ("Funds").
       Federated and its
counsel have been defending
this litigation. Additional
lawsuits based upon
similar allegations may be
filed in the future. The
potential impact of these
lawsuits, all of which seek
monetary damages, attorneys'
fees and expenses, and future
potential similar suits is
uncertain. Although
we do not believe that these
lawsuits will have a material
adverse effect on the Funds,
there can be no
assurance that these suits,
ongoing adverse publicity
and/or other developments
resulting from the
allegations in these matters
will not result in increased
redemptions, or reduced sales,
of shares of the
Funds or other adverse
consequences for the Funds.